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Conference Call with Analysts (March 28, 2019) - Transcript

Operator

Good afternoon. My name is Katherine, and I’ll be your conference operator today. At this time, I’d like to welcome everyone to the Wells Fargo conference call. (Operator Instructions) I would now like to turn the call over to John Campbell, Director of Investor Relations. Sir, you may begin your conference.

John M. Campbell - Wells Fargo & Company

Thank you, Katherine. Good afternoon. Thank you for joining our call today where Tim Sloan, Betsy Duke and Allen Parker will discuss the management changes announced today. They, together with John Shrewsberry, will also be available to answer a few of your questions. This call is being recorded. Our news release is available on our website at wellsfargo.com, and I’d like to caution you that we may make forward-looking statements during today’s call that are subject to risks and uncertainties. Factors that may cause actual results to differ materially from expectations are detailed in our SEC filings including the Form 8-K filed today, containing our news release and the Form 10-K for the year-ended December 31, 2018. Information about any non-GAAP financial measures referenced, including a reconciliation of those measures to GAAP measures, can also be found in our SEC filings available on our website. I will now turn the call over to Tim Sloan.

Timothy J. Sloan - Wells Fargo & Company

Thank you, John. I want to thank all of you for joining us. We thought it was important to have a call today to discuss our announcement and answer a few of your questions. I’ve informed our Board of Directors of my decision to step down as Wells Fargo’s CEO and President and a board member effective immediately and will retire as of June 30 of this year. I’m proud of all Wells Fargo has accomplished over the past 2.5 years during my tenure, as we focused on transforming Wells Fargo into a better bank while also addressing past issues and rebuilding trust with our stakeholders. While I’m confident in my ability to effectively lead Wells Fargo through the work that remains to be done, it has become apparent that the focus on me has become a distraction that impacts our ability to successfully move Wells Fargo forward. Therefore, I’ve decided it’s best for the company that I step aside so Wells Fargo can benefit from a new CEO with fresh perspectives. I want to assure all of our stakeholders that this was my decision and is not related to our first quarter financial performance, the long-term outlook for the company or any newly discovered issues. It’s simply a decision based on what I believe is best for our company. I’ve been fortunate to work for this great company for over 31 years and I care deeply for our dedicated team members, and I want to thank them for their support and hard work. I am confident in our leadership team and firmly believe that they will continue to successfully position Wells Fargo for the future. Betsy Duke, our board chair will now highlight the next steps in our management transition.

Conference Call with Analysts (March 28, 2019) - Transcript

Elizabeth A. Duke - Wells Fargo & Company

So I want to start by thanking Tim. He’s been tireless and determined as we launched transformational change throughout Wells Fargo. I’d also like to reassure our stakeholders that the work that started under Tim’s leadership will continue. Tim has built a strong management team that blends Wells Fargo veterans with experienced outside talent, and they are energized by the future that we all see for the company. In my 2018 annual report letter, I highlighted the current focus of the board which included meeting regulatory expectations, enhancing risk management, operational excellence, oversight of culture and human capital management, and technology. While much has been accomplished in each of these areas, there’s clearly more work to do. And make no mistake, this work will continue as we move forward. As you heard me say before, Tim has had the full support of the board throughout his tenure as CEO. However, we respect his decision and agree that a new CEO at this time will best position the company for success.

We have selected Allen Parker, our General Counsel, to serve as interim CEO. Since joining Wells Fargo in 2017, Allen has been an important member of our management team, bringing thoughtful and independent points of view to business, strategy and governance matters. He’s earned the respect and the full confidence of the board and the executive team.

As it relates to the process for identifying our next CEO, the board has a continuous and detailed succession planning process, through which we identify potential successors within the company. And although we have many talented executives within the company, the board has concluded that seeking someone from outside is the most effective way to complete the transformation at Wells Fargo. Our newly formed search committee will meet for the first time tomorrow. I want to emphasize that to date, we have not spoken to anyone outside of Wells Fargo as part of our search for a new CEO. This is clearly a priority for the board, and we will be thorough in our search and identify the candidate we believe best fits the objectives that we have set for Wells Fargo. I’ll now turn the call over to Allen.

C. Allen Parker - Wells Fargo & Company

Thank you, Betsy, and good afternoon, everyone. Since joining Wells Fargo 2 years ago, I’ve been impressed every day by the commitment of all our team members to serve our customers and address the problems of the past while building a strong foundation for the future. During this time, the operating committee, of which I’ve been a part, has been focused on enabling Wells Fargo to become the financial services leader in the areas of customer service and advice, team member engagement, innovation, risk management, corporate citizenship and creation of shareholder value. As the interim CEO, I look forward to working closely with our strong leadership team as we continue to make progress on these goals, and I’m dedicated to addressing and meeting the expectations of our regulators while taking seriously my responsibility as a steward of our shareholders’ capital.

I joined Wells Fargo because I believed in the company’s vision and the value of our competitive advantages, and I believe in those even more strongly today. I’m fortunate to be assuming this interim CEO role for an already great and iconic company, a company that has many extraordinary strengths, including a diversified business model that’s already performed through a variety of economic and business cycles, industry-leading positions in many key businesses, exceptionally strong credit performance capital and liquidity and a world-class team that’s dedicated to meeting the financial needs of our customers. Tim Sloan has played a critical role in building the company’s strengths during his 31-year career Wells Fargo, and we’re all grateful to him for his hard work and dedication. As we now go forward, I’m committed both to continuing our important work to transform Wells Fargo and to insuring an effective transition to a permanent CEO. Above all else, I’m confident and optimistic about the opportunities ahead to build an even stronger Wells Fargo. We’ll now take your questions.

Operator

(Operator Instructions) Your first question comes from the line of Erika Najarian with Bank of America.

Conference Call with Analysts (March 28, 2019) - Transcript

Erika Najarian - BofA Merrill Lynch, Research Division - MD and Head of US Banks Equity Research

My first question, I think that the top question for your shareholders have to do with sort of 2 key fundamental drivers that they were counting on. One is the path to lower expenses or the expense targets that you laid out, and second is the optimization of excess capital, especially with CCAR submission around the corner. And clearly, we’re in a transition phase but I guess, we’re wondering whether or not the plans are far along enough in terms of the operating efficiency plan that your investors can rely on the — or the previous targets to the best extent that they can and also, of course, whether or not the story on the optimization of excess capital is still valid.

John R. Shrewsberry - Wells Fargo & Company

Sure. This is John Shrewsberry. I guess, I would address that the CCAR element of that doesn’t look it changed at all. Our plan is well under way for filing shortly. And as you’d expect, since we have such an excess above our regulatory minimums and a plan that improves every year with feedback that we’ve gotten last year and the year before that and the amount of capital that we generate, I wouldn’t — there’s no deviation from the approach that we’ve taken there. On expenses, we have line of sight through the end of this year, and I feel good about the range that we have out there. Because we’re in the process now of looking for a new CEO, I’m a little hesitant to lock in to the period beyond which that person’s going to be stepping in, and he or she is going to have their own views about strategy, et cetera. So sitting here today through the end of this year, target looks good. There’s always a lot of work to do in order to make sure that we achieve it, but we’ll keep you posted as the year transpires. And beyond that, since there’s a new CEO coming, I think we should let that person have a view rather than locking them into Tim’s vision.

Erika Najarian - BofA Merrill Lynch, Research Division - MD and Head of US Banks Equity Research

Understood. And the second question and fully understanding that the search committee doesn’t meet until tomorrow, but as we think about potential replacement for Tim’s role, I’m wondering what sort of key measures of success that you’re looking for in someone that would be stepping into this role, and sort of what experience in banking would be, do you think, most relevant to the new leader.

Elizabeth A. Duke - Wells Fargo & Company

So I guess that’s a question for me. First of all, just let me say that we recognize that our most important job is the selection of our CEO. And so we haven’t have had for quite some time, using in succession planning, a profile of the leadership qualities, the skills, the experience that we think is important for a CEO of Wells Fargo. And I would say that we would be likely to just match up the qualifications of the person that we were talking to, to the business of Wells Fargo, where we are in our transformation and just the leadership needs that we have. So in terms of process, we have just formed the search committee, they’ll meet for the first time tomorrow. We’re going act with urgency but we want to be thorough in our search and find the candidate that we think will best fit the objectives for Wells Fargo. So if you think about it and you think about what Wells Fargo is taking about we’re trying to accomplish, that would lead you to the kind of CEO we are looking for.

Operator

Your next question comes from the line of Scott Siefers with Sandler O’Neill.

Robert Scott Siefers - Sandler O’Neill + Partners, L.P., Research Division - Principal of Equity Research

Hey, Tim. So sorry to hear you go. I thought you made a lot of progress over the last of couple of years, so — but I appreciate your decision and best wishes as well. So I guess a couple of questions. Can you guys — I think maybe Betsy, from your comments, can you just say exclusively whether or not this was driven by regulators? I know just given the sort of unique commentary after that congressional press, I know that’s going to be a question. So to the extent that you can help resolve that, if you could please do so.

Conference Call with Analysts (March 28, 2019) - Transcript

Elizabeth A. Duke - Wells Fargo & Company

Well I guess, in recognition of that question, I would say that’s why I think it’s important to have Tim describe his decision in his own words. And I think a number of you know Tim really well, and so you might agree with me that Tim’s description of his decision and the way he came to his decision is entirely consistent with the way he’s approached every decisions he’s made as CEO of this company. I’ve watched him over and over make his decisions on the basis of what he believes is best for the company. It’s in his DNA, it’s what he’s asked of others, it’s what he’s asked of himself. And so the board and I respect his decision, how he came to it. We recognize him and greatly appreciate — I’m glad to hear that you recognize the progress that has been made under Tim’s leadership, I think that sometimes gets lost. And that being said, we have a lot more work to do. So this isn’t and shouldn’t be about just one person, it’s about of a whole lot more than one person. I’ve spent 5 years of my life as a fed governor in the middle of the financial crisis, fought every day to maintain the stability of the financial system, because I thought it was good public policy to do that, and Wells Fargo is a real important part of that financial system. So we as a company and we as a board are recognizing our responsibility to make sure that this company is in the strongest possible position so that we can play our important role in the economy and in the communities we serve. And then we recognize our responsibility to be good stewards of our shareholders’ capital. That’s what we’re focusing on, that’s what Tim’s focused on. And the selection of our CEO is the most important responsibility, as I said. And we have full confidence in Allen’s ability to lead this company as the interim CEO. And now, we begin the search to find the right person to lead Wells Fargo into the future as the permanent CEO.

Robert Scott Siefers - Sandler O’Neill + Partners, L.P., Research Division - Principal of Equity Research

Perfect, I appreciate that. And then maybe just 1 follow-up. Betsy, can you give a sense of — I know the search committee hasn’t really met yet, but do you have at least at a top level, a sense for what is going to constitute a reasonable timeline for a search? And then are you going to limit it to people with a finance background or is this a — are we going to a cast a wide net here?

Elizabeth A. Duke - Wells Fargo & Company

I don’t think that I really want draw a box around that right now. I look at this job as a really incredible opportunity for somebody. This is an opportunity for somebody who wants to make their mark in the financial industry by successfully accomplishing the goals that we set out. Wells Fargo is just a remarkable company, extraordinary franchise, durable earnings power, strong capital liquidity positions. And then when I look at the management team, I got to tell you, I am so impressed not only with the quality of the individuals but with how well they work together, both the ones that have been with Wells Fargo for a long time and those who have joined recently. And they’re fully aligned in support of Allen in moving the company forward. So as we look for this, that’s what we’re looking for. I also — we’ve been through the process of recruiting new directors and it’s been an interesting process because the people that we talked to have come with different skills and experiences that fit into what we were looking for on our board, and they are not just accepting every challenges, but embracing the challenges facing Wells Fargo with engagement and excitement about the company that we’re becoming. So just like those people, I believe that somewhere, there’s a highly accomplished leader out there who’s going to look at the challenge and opportunity and say, “I’m a really good fit for Wells Fargo,” and we’re going to say, “yes, we believe that.” And this person’s going to say, “I really want to do that, I want to sign up for that.” And that’s the person we want as CEO of Wells Fargo.

Operator

Your next question comes from the line of Matt O’Connor with Deutsche Bank.

Matthew D. O’Connor - Deutsche Bank AG, Research Division - MD in Equity Research

Matt here. I was just — as we think about the next CEO, obviously, the focus is going to — 1 focus area will be to resolve the regulatory issues. But are you looking for somebody to kind of continue down the same broader strategy that Wells Fargo has in terms of businesses that you’re in, the customers that you serve? Or are you more open to kind of more meaningful changes or don’t really even know at this point?

Conference Call with Analysts (March 28, 2019) - Transcript

Elizabeth A. Duke - Wells Fargo & Company

I think that’s going to evolve. I think if you want to set where we are, the title of the business standards we report that we put out I think really says it. We’re learning from the past and transforming for the future. So I think this combination of addressing the issues that you’re aware of but also making sure that we’re building a bank for the future, that we’re building one that’s going to be innovative and is going to compete really successfully.

Matthew D. O’Connor - Deutsche Bank AG, Research Division - MD in Equity Research

And then I guess, Betsy a question for you on as we think about going forward, is it your intention to stay as — when a new CEO comes in, is it your intention to stay as chair and continue to have the split roles or is that something that could evolve as well?

Elizabeth A. Duke - Wells Fargo & Company

We’re actually committed to splitting the roles of the Chair and the CEO. I think it works well for us and so I don’t see that changing.

Operator

(Operator Instructions) Your question comes from the line of John Pancari with Evercore.

John G. Pancari - Evercore ISI Institutional Equities, Research Division - Senior MD & Senior Equity Research Analyst

Any other management changes that you can see coming as a result of this change?

Timothy J. Sloan - Wells Fargo & Company

Well, I think — John, good question. I’ll jump in, it’s Tim, and let Allen follow up. And that is the only other management changes that are in process right now is that we’ve hired a new Chief Auditor, Julie Scammahorn; and new Head of Technology, Saul Van Beurden. And they’re going to join us in May, April, and we’re looking forward to them joining the company.

C. Allen Parker - Wells Fargo & Company

And we don’t expect any other management changes at this point.

John G. Pancari - Evercore ISI Institutional Equities, Research Division - Senior MD & Senior Equity Research Analyst

And then just to better understand how you’re going about the change. Can you just talk a bit more about why announce the change now without a replacement already found? Can you just kind of talk through how you thought about that?

Elizabeth A. Duke - Wells Fargo & Company

Yes, I think that’s a fair question. So I don’t think it’s appropriate to run a search for a CEO when you have a CEO sitting in the seat. So I think this is the way that you accomplish an external search, which is to make it very clear that your transition is to an interim CEO. And I think we’re lucky to have somebody with Allen’s experience and expertise to fill the role of interim CEO. But that seems to be the best way to do it, and then we can conduct a thorough search with really, a lot of care and thought, and that’s the way we’re going about it.

John G. Pancari - Evercore ISI Institutional Equities, Research Division - Senior MD & Senior Equity Research Analyst

One last one, if I could. Just going back to Scott’s question. Just to confirm, did you pretty much confirm that this was not regulatory-driven?

Conference Call with Analysts (March 28, 2019) - Transcript

Timothy J. Sloan - Wells Fargo & Company

I just want to reinforce what I said, and that is this was my decision, right, based upon what I thought and believe is the best for Wells Fargo. Because there’s just been too much focus on me, right, and it’s impacting our ability to move forward, right? And I just care so much about this company, right, and so much about our team, right, that I could not keep myself in a position where I was becoming a distraction, right? It’s just — it’s not the right thing for our shareholders, not the right thing for all of you. It’s a hard decision, I can assure you that, but it’s my decision and we’re going to move forward, and this company is going to be incredibly successful.

John G. Pancari - Evercore ISI Institutional Equities, Research Division - Senior MD & Senior Equity Research Analyst

Got it. All right, Tim, thank you. And Tim, best of luck in the future.

Timothy J. Sloan - Wells Fargo & Company

Thank you, appreciate it.

Operator

Your last question comes from the line on the Brian Kleinhanzl with KBW.

Brian Matthew Kleinhanzl - Keefe, Bruyette, & Woods, Inc., Research Division - Director

Hey, Tim, good luck and thanks. A quick question though, as it relates to the remediation plan, I mean, do you still operate amidst a current remediation plan for the asset cap or does that also get put on hold as well?

C. Allen Parker - Wells Fargo & Company

This is Allen, let me take that one. Again, I just want to reiterate one of the things that Betsy and Tim said, that is today’s order. It’s not related in any way to the asset cap or the work that we’re doing on the fed consent order. As we told you on a number of occasions, we’ve had an ongoing constructive engagement with the fed. And through that engagement, we’ve identified the body of work that’s required under the consent order. And it’s as you saw Chairman Powell said recently, there is much work to be done. So we’re committed to completing that work not only to satisfy the fed but also because we’re convinced it’s going to make us a stronger company. As Tim mentioned, we recently hired a new Chief Auditor and a new Head of Technology, and we want to get them in their seats and have them actively participate in the work we have already under way. That work will obviously be ongoing until they get here. Our focus, pure and simple, is on being the best company we can be. And while we’ll be working toward the lifting of the asset cap as quickly as we can, the most important thing is that we take the time necessary to get that work right. And I would also just mention that as we’ve discussed before, we’ve taken actions to structure our balance sheet so as to be below the asset cap so that we can continue to have the ability now. And we expect to have the ability going forward to serve our customers’ needs while we complete the work necessary to have the asset cap lifted.

Brian Matthew Kleinhanzl - Keefe, Bruyette, & Woods, Inc., Research Division - Director

And then maybe just a second question. Is there any additional expenses to be expected to retain key personnel, I think, as you search for the outside CEO, to make sure that those senior managers and that defense that you have in place stays in place?

Conference Call with Analysts (March 28, 2019) - Transcript

John R. Shrewsberry - Wells Fargo & Company

This is John. If there are in the context of the $50 billion to — $52 billion to $53 billion worth of direct noninterest expense, they would be immaterial.

Brian Matthew Kleinhanzl - Keefe, Bruyette, & Woods, Inc., Research Division - Director

Thanks. All right, Best luck, Tim.

Timothy J. Sloan - Wells Fargo & Company

Thank you.

Operator

You have a final question from Gerard Cassidy with RBC.

Gerard S. Cassidy - RBC Capital Markets, LLC, Research Division - Analyst

Tim, I wish you many years of healthy retirement and good times with your family. You certainly have earned it, that’s for sure.

Timothy J. Sloan - Wells Fargo & Company

Thank you.

Gerard S. Cassidy - RBC Capital Markets, LLC, Research Division - Analyst

Question, and I know this is a sensitive question good because it’s a regulatory question, but it seemed like after your testimony when the controller of the currency came out with their statement about being disappointed with the Wells bank’s performance under the consent orders to execute the Corporate Governance, did that surprise you guys that — or are you — or were you already in communication with them and you knew that? But it seemed to catch us by surprise, the outsiders.

Timothy J. Sloan - Wells Fargo & Company

Gerard, there’s a lot of conversations that we have with all of our regulators. And as you can appreciate, most of those conversations are covered by CSI, so I don’t want to — I don’t want you to feel like I’m not answering your question, but it just — it wouldn’t be appropriate to do it. I think that the key here, as Allen and Betsy have said, is that we’ve got a very constructive relationship, we’re very focused on the work that needs to be accomplished, we know what that work is, we got a great team in place, and we’re going to execute. So I’m confident in our ability to do that, but in terms of specific conversations, I’ll respectfully pass.

Gerard S. Cassidy - RBC Capital Markets, LLC, Research Division - Analyst

Very good. No, I appreciate it, and good luck.

Conference Call with Analysts (March 28, 2019) - Transcript

Timothy J. Sloan - Wells Fargo & Company - CEO, President & Director

Thank you. That concludes the call for today. And since this is going to be my final opportunity to speak with many of you, I want to thank you for your ongoing support, and I want to thank our outstanding team members for their dedication to Wells Fargo and reiterate again, I couldn’t be more optimistic about the future of the company. So thank you very much. Bye.

Operator

Ladies and gentlemen, this concludes today’s conference. Thank you all for participating, and you may now disconnect.